JNL Investors Series Trust 485BPOS

Exhibit 99.28(e)(1)(ii)

Amendment to JNL Investors Series Trust

Third Amended and Restated Distribution Agreement

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD (the “Parties”) entered into a Third Amended and Restated Distribution Agreement, effective as of September 13, 2021 (the “Agreement”), whereby the Trust appointed JNLD as distributor (the “Distributor”) of the shares of the separate funds (the “Funds”) set forth on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust (the “Board”) has approved, and the Parties have agreed to amend the Agreement for the following changes, effective May 1, 2023:

-	To amend Schedule A to change the name of the existing share class for the JNL Government Money Market Fund (from “Institutional” Class to Class “I”); and

-	To amend Schedule A to add a new share class (Class “SL”) for the JNL Government Money Market Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated May 1, 2023, attached hereto.

2)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed, effective May 1, 2023.

Attest:		JNL Investors Series Trust

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Jennifer Nuttall	By:	/s/ Alison Reed
	Jennifer Nuttall	Name:	Alison Reed
		Title:	Chief Operating Officer

Schedule A

Dated May 1, 2023

Funds	Class(es)	Maximum 12b-1 Fee[1]
JNL Government Money Market Fund	Class I Class SL	None None
JNL Securities Lending Collateral Fund	Institutional Class	None

1 As a percentage of the average daily net assets attributable to the specified class of shares.

A-1